As filed with the Securities and Exchange Commission on March 21, 2002
                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

                 Kansas                             44-0236370
      (State or other jurisdiction               (I.R.S. Employer
   of incorporation or organization)           Identification No.)

                                602 Joplin Street
                             Joplin, Missouri 64801
                                 (417) 625-5100

                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

                                Myron W. McKinney
                      President and Chief Executive Officer
                      The Empire District Electric Company
                                602 Joplin Street
                             Joplin, Missouri 64801
                                 (417) 625-5100

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

       Gary W. Wolf, Esq.                     Thomas A. Litz, Esq.
     Cahill Gordon & Reindel                   Thompson Coburn LLP
         80 Pine Street                          U.S. Bank Plaza
    New York, New York 10005                St. Louis, Missouri 63101
         (212) 701-3000                          (314) 552-6000
                               -------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                              -------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   /  /
        --

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                               -

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   /  /
                                                           --

     If the Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         --

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                              --------------------

                         CALCULATION OF REGISTRATION FEE


=================================== ================== ==================== ===================== =================
                                                            Proposed              Proposed
                                                             maximum              maximum
Title of each class of                Amount to be       offering price      aggregate offering      Amount of
securities to be registered            registered           per unit               price          registration fee

Common Stock....................         (1)(3)                (2)               (1)(2)(3)

Unsecured Debt Securities.......            (1)(4)                 (2)              (1)(2)(4)

   Total........................      $200,000,000             (2)              $200,000,000        $14,812 (5)
=================================== ================== ==================== ===================== =================


(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock, par value $1.00 per share, together with attached Preference Stock Purchase Rights.

(4) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Unsecured Debt Securities.

(5) Calculated pursuant to Rule 457(o). Pursuant to Rule 457(p), this fee does not include (a) registration fees of $2,760 previously paid with respect to $30,000,000 of securities of the Registrant covered by Registration Statement No. 333-55210 filed with the Commission on February 8, 2001 and
     (b) registration fees of $828 previously paid with respect to $9,005,375 of securities of the Registrant covered by Registration Statement No. 333-87105 filed with the Commission on September 13, 1999, which are being carried over to this Registration Statement.

--------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                   SUBJECT TO COMPLETION, DATED MARCH 21, 2002

PROSPECTUS

                                  $200,000,000

                      THE EMPIRE DISTRICT ELECTRIC COMPANY

                                  COMMON STOCK
                            UNSECURED DEBT SECURITIES

                              --------------------

     We may offer from time to time:

     o shares of our common stock; and

     o our unsecured debt securities, in one or more series.

     The aggregate initial offering price of the securities that we offer will not exceed $200,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

The date of this prospectus is          , 2002

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     o    Our Annual Report on Form 10-K for the year ended December 31, 2001.

     o Our Current Reports on Form 8-K filed with the Commission on February 25, 2002 and March 21, 2002.

     o The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated June 18, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Corporate Secretary
                  The Empire District Electric Company
                  602 Joplin Street
                  Joplin, Missouri  64801
                  Tel:  (417) 625-5100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                            FORWARD LOOKING STATEMENT

     Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, rate and other regulatory matters, competition, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

     o the cost and availability of purchased power and fuel and the results of our activities to reduce the volatility of such costs (such as hedging);

     o electric utility restructuring, including ongoing state and federal activities;

     o weather, business and economic conditions and other factors which may impact customer growth;

     o    operation of our generation facilities;

     o    legislation;

     o regulation, including rate relief and environmental regulation (such as NOx regulation);

     o    competition, including the impact of deregulation on off-system sales;

     o    other circumstances affecting anticipated rates, revenues and costs;

     o    the revision of our construction plans and cost estimates;

     o the performance of projects undertaken by our non-regulated businesses and the success of efforts to invest in and develop new opportunities; and

     o costs and effect of legal and administrative proceedings, settlements, investigations and claims.

     All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control, New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

     We caution you that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in such forward-looking statements.

                            INFORMATION ABOUT EMPIRE

     Based in Joplin, Missouri, we are an operating public utility that generates, purchases, transmits, distributes and sells electricity. We currently serve approximately 150,000 electric customers in parts of Missouri, Kansas, Oklahoma and Arkansas. The territory served by our electric operations comprises an area of about 10,000 square miles and has a population of more than 450,000. We also provide water services to three towns in Missouri. In addition, we provide monitored security, fiber optic service and decorative lighting. Our executive offices are located at 602 Joplin Street, Joplin, Missouri 64801, telephone number (417) 625-5100.

                                 USE OF PROCEEDS

     The proceeds from the sale of the securities will be used as described in the prospectus supplement by which the securities are offered.

                                 EARNINGS RATIOS

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                                 Year Ended December 31,
                                                       2001     2000      1999      1998      1997
                                                       ----     ----      ----      ----      ----
         Ratio of earnings to fixed charges......     1.31x     2.25x     2.77x     3.32x    3.01x


     For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense plus the estimated interest portion of rent expense.

     The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

     The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank Minnesota, National Association, as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

     We have summarized selected provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should also review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

General

     The indenture does not significantly limit our operations. In particular, it does not:

     o limit the amount of unsecured debt securities that we can issue under the indenture;

     o limit the number of series of unsecured debt securities that we can issue from time to time;

     o    restrict the total amount of debt that we may incur; or

     o contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

     As of the date of this prospectus, there are $100,000,000 aggregate principal amount of senior notes 7.70% series due 2004 and $50,000,000 aggregate principal amount of junior subordinated debentures 8 1/2% series due March 1, 2031 outstanding under the indenture. The ranking of each new series of unsecured debt securities with respect to this existing indebtedness under the indenture and all of our other indebtedness will be established by the securities resolution creating the series.

     Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

Terms

     A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

     o the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

     o the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

     o the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

     o the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

     o the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     o the manner of paying principal and interest on the unsecured debt securities;

     o    the place or places where principal and interest will be payable;

     o the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

     o    the terms of any conversion or exchange right;

     o the terms of any redemption of unsecured debt securities at the option of holders;

     o    any tax indemnity provisions;

     o if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

     o the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

     o whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

     o whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

     o provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

     o the ranking of the unsecured debt securities, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

     o any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

     o    any provisions relating to the deferral of payment of any interest;
          and

     o any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

     We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

     In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

     A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

     The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

     Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

     Unless stated otherwise in a prospectus supplement, the unsecured debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

     Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this collateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of December 31, 2001 we had approximately $246.1 million of outstanding first mortgage bonds.

Successor Obligor

     The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

     o that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

     o that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

     o all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

     o immediately after the transaction no default exists under the indenture.

     In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Unsecured Debt Securities

     Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

Defaults and Remedies

     Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

     o we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

     o we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

     o we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

     o we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

     o pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

          --   commence a voluntary case,

          -- consent to the entry of an order for relief against us in an involuntary case,

          -- consent to the appointment of a custodian for us and for all or substantially all of our property, or

          --   make a general assignment for the benefit of our creditors;

     o a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

          --   is for relief against us in an involuntary case,

          -- appoints a custodian for us and for all or substantially all of our property, or

          --   orders us to liquidate; or

     o there occurs any other event of default provided for in such series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

     If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately.

     The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

     If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

     The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

     Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the unsecured debt securities, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02)

     However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

     o reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

     o reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

     o change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

     o reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

     o change the currency in which the principal or interest on an unsecured debt security is payable;

     o make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

     o change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

     Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

     o to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

     o to create a series of unsecured debt securities and establish its terms;

     o to provide for a separate trustee for one or more series of unsecured debt securities; or

     o to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

     Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

     To exercise either defeasance option as to a series of unsecured debt securities, we must:

     o irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

     o deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

     o comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

     "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case
(a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in such obligations. (Section 8.02)

Regarding the Trustee

     Wells Fargo Bank Minnesota, National Association (formerly, Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07)

                           DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, of which 19,746,089 shares were outstanding as of March 15, 2002, 5,000,000 shares of cumulative preferred stock, of which no shares are outstanding, and 2,500,000 shares of preference stock, of which no shares are outstanding, but 500,000 shares are available for issuance under a shareholder rights agreement between Empire and ChaseMellon Shareholder Services, L.L.C.

Dividend Rights

     Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefore subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock.

     Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund payments with respect to such stock have been made.

Voting Rights

     Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

     Holders of the cumulative preferred stock will not be entitled to vote except:

     o    as required by the laws of the State of Kansas;

     o upon a proposal to merge or consolidate or to sell substantially all of our assets;

     o upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

     o if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

     Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have such voting rights as may be fixed by our board of directors for such series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Preference Stock Purchase Rights

     Each share of our common stock carries with it one preference stock purchase right. For a full description of those rights, please see our Form 8-A Registration Statement dated June 18, 2001, which is incorporated into this prospectus by reference.

Articles of Incorporation

     Business Combinations. Our articles require the affirmative vote of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

     o    any merger, consolidation or share exchange involving Empire;

     o any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

     o the issuance or transfer by us of securities worth $10 million or more;

     o the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

     o any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

     The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

     o the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the 2-year period prior to the Business Combination to
          (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the 2-year period;

     o the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

          - The highest price per share paid by the Substantial Stockholder within the 2-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

          - the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

          - the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

          - the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

     o the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

     o except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

     o prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

     o a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

     For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

     Amendment of By-Laws. The Articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

     Classified Board. Under the Articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

     Notice Provisions. The Articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the Articles would further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

     Amendment. The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

     We have a Severance Plan which provides certain key employees with severance benefits following a change in control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the Board of Directors to enter into one-year agreements pursuant to the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

     A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between twelve and eighteen months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

     In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

     Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

     Kansas Business Combination Statute. We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

     o prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

     o upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

     o on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The statute defines a "business combination" to include:

     o any merger or consolidation involving the corporation and an interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

     o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Liquidation Rights

     On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of such classes of stock and accumulated unpaid dividends thereon.

Other

     In addition to the limitations described above under "--Dividend Rights", we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to such stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any of the following ways:

     o    through underwriters or dealers;

     o    directly to one or more purchasers; or

     o    through agents.

     The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

     o    the names of any underwriters or agents;

     o the purchase price of the securities being offered and the proceeds to us from such sale;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o    any initial public offering price;

     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     o any securities exchanges on which the securities being offered may be listed.

     If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     Securities also may be sold directly by us or through agents that we designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional shares of our securitieswithin thirty days of the execution of the purchase agreement, which option may be exercised solely to cover overallotments. Any such overallotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

     If indicated in a prospectus supplement relating to our securities, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase such securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the securities sold pursuant to the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

     o the purchase by an institution of the securities covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

     o if the securities are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount thereof covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

     If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

     We have not determined whether the unsecured debt securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our unsecured debt securities. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

     Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the securities are being passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson, Byrd, Richeson, Flaherty & Henrichs, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel, New York, New York. Certain legal matters are being passed upon for the underwriters by Thompson Coburn LLP, St. Louis Missouri. Cahill Gordon & Reindel is relying as to the matters of Kansas law upon the opinion of Anderson, Byrd, Richeson, Flaherty and Henrichs, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions) upon the opinion of Spencer, Scott & Dwyer, P.C. As of March 15, 2002 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.

                                     EXPERTS

     The Empire District Electric Company's financial statements incorporated in this prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



No dealer, salesperson, or other person is authorized to give                        THE EMPIRE DISTRICT
any information or to represent anything not contained in this                        ELECTRIC COMPANY
prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances
and in jurisdictions where it is lawful to do so.  The
information contained in this prospectus is current only as of its date.



                       ----------------


                                                                                        $200,000,000
                       TABLE OF CONTENTS
                                                                                        COMMON STOCK
                                                           Page
                                                                                             AND
Where You Can Find More Information...........2
Forward Looking Statements....................2                                   UNSECURED DEBT SECURITIES
Information About Empire......................3                                       ________________
Use of Proceeds...............................3
Earnings Ratios...............................4
Description of Unsecured Debt Securities......4
Description of Common Stock...................12
Plan of Distribution..........................17
Legal Opinions................................18
Experts.......................................18                                         PROSPECTUS
                                                                                      ----------------











                                                                                       Dated    , 2002



                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee......................                       $ 14,812
Counsel Fees and Expenses................................................                        250,000(1)
Services of Independent Accountants......................................                         38,500(1)
Trustee's Fees and Expenses..............................................                         33,000(1)(2)
Printing Expenses, including Engraving...................................                        150,000(1)
Unsecured Debt Securities Rating Fees....................................                         44,000(1)(2)
Blue Sky Fees and Expense................................................                         16,500(1)
Transfer Agent and Registrar Fees........................................                          5,500(1)(3)
Stock Exchange Listing Fees..............................................                         10,000(3)
Miscellaneous Expenses...................................................                         15,688(1)
                                                                                                  ======
                  Total..................................................                       $578,000(1)


--------------------

(1) Estimated as if the securities were sold in three different offerings with three separate prospectus supplements.

(2)  Required only if unsecured debt securities are issued.

(3)  Required only if common stock is issued.

Item 15.  Indemnification of Officers and Directors.

     The Empire District Electric Company is organized under the laws of the State of Kansas. Our Articles of Incorporation and Bylaws contain provisions permitted by the Kansas General Corporation Code which, in general terms, provide that directors and officers will be indemnified by us for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of Empire, if they meet certain specified conditions, and provide for the advancement by us to our directors and officers of expenses incurred by them in defending suits arising out of their service as such.

     Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by us.

     The proposed forms of purchase agreements between us and any purchaser, filed as Exhibits 1(a) and 1(b) hereto, contain descriptions of the indemnification arrangements with respect to this offering, and are incorporated herein by reference.

Item 16.  Exhibits.

     Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17.  Undertakings.

     We, the undersigned registrant, hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustees to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Empire District Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on March 21, 2002.

                           THE EMPIRE DISTRICT ELECTRIC COMPANY

                           By: /s/ Myron W. McKinney
                              --------------------------------------------------
                                 Name:  Myron W. McKinney
                                 Title:    President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Myron W. McKinney                            President, Chief Executive Officer and        March 21, 2002
------------------------------------------       Director (Principal Executive Officer)
M.W. McKinney

/s/ G.A. Knapp                                   Vice President-Finance (Principal Financial   March 21, 2002
------------------------------------------       Officer)
G.A. Knapp

           *                                     Controller and Assistant Treasurer            March 21, 2002
------------------------------------------       (Principal Accounting Officer)
D.L. Coit

                                                 Director                                      March __, 2002
------------------------------------------
M.F. Chubb, Jr.

           *                                     Director                                      March 21, 2002
------------------------------------------
R.D. Hammons

           *                                     Director                                      March 21, 2002
------------------------------------------
R.C. Hartley

                                                 Director                                      March __, 2002
------------------------------------------
J.R. Herschend

           *                                     Director                                      March 21, 2002
------------------------------------------
F.E. Jeffries

           *                                     Director                                      March 21, 2002
------------------------------------------
R.L. Lamb

           *                                     Director                                      March 21, 2002
------------------------------------------
J.S. Leon



           *                                     Director                                      March 21, 2002
------------------------------------------
R.E. Mayes

           *                                     Director                                      March 21, 2002
------------------------------------------
M.M. Posner


*By /s/ G.A. Knapp
   ---------------------------------------
      (G.A. Knapp, as attorney in fact for
      each of the persons indicated)

                                  EXHIBIT INDEX

Exhibit
Number                                               Description of Exhibit

1(a)*         -         Form of Purchase Agreement for Common Stock.
1(b)*         -         Form of Purchase Agreement for Unsecured Debt Securities
4(a)          -         Restated Articles of Incorporation (Incorporated by reference to
                        Exhibit 4(a) to Registration Statement No. 33-54539 on Form S-3).
4(b)          -         Rights Agreement dated April 27, 2000 between Empire and ChaseMellon
                        Shareholder Services, L.L.C. (successor to Manufacturers Hanover Trust
                        Company), as Rights Agent (Incorporated by reference to Exhibit 4 to the
                        Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
                        2000).
4(c)          -         Indenture for Unsecured Debt Securities, dated as of September 10, 1999 between Empire and Wells Fargo Bank Minnesota, National Association
                        (Incorporated by reference to Exhibit 4(v) to Registration Statement No.
                        333-87105 on Form S-3).
4(d)          -         Securities Resolution No. 1, dated as of November 16, 1999, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to
                        Exhibit 4(r) to the Annual Report on Form 10-K for the year ended December
                        31, 2000, File No. 1-3368).
4(e)          -         Securities Resolution No. 2, dated as of February 22, 2001, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to
                        Exhibit 4(s) to the Annual Report on Form 10-K for the year ended December
                        31, 2000, File No. 1-3368)..
4(f)          -         Form of Securities Resolution for Unsecured Debt Securities (Incorporated
                        by reference to Exhibit 4(w) to Registration Statement No. 333-87105 on
                        Form S-3).
5(a)*         -         Opinion of Anderson, Byrd, Richeson, Flaherty & Henrichs regarding the legality of the Common Stock and the Unsecured Debt Securities.
12            -         Computation of Ratios of Earnings to Fixed Charges and Earnings to Combined
                        Fixed Charges and Preferred Stock Dividend Requirements (incorporated by reference to Exhibit 12 to Form 10-K for the year ended December 31, 2001,
                        File No. 1-3368).
23(a)*        -         Consent of PricewaterhouseCoopers LLP.


                                      -2-

23(b)         -         Consent of Anderson, Byrd, Richeson, Flaherty & Henrichs (included in
                        Exhibit 5(a) hereto).
24*           -         Powers of Attorney.
25*           -         Statement of Eligibility and Qualification under the Trust Indenture Act of
                        1939 (on Form T-1) of Wells Fargo Bank Minnesota, National Association.

-----------------------
*        Filed herewith.